EXHIBIT 3

Deloitte & Touche LLP
3000 Scotia Centre
700 Second Street S.W.
Calgary AB T2P 0S7
Canada
Tel: (403) 267-1700
Fax: (403) 264-2871
www.deloitte.ca

Auditors’ Report

To the Board of Directors and the Shareholders of
The Westaim Corporation

We have audited the consolidated balance sheets of The Westaim Corporation as at December 31, 2003 and 2002 and the consolidated statements of loss, deficit and cash flow for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and 2002 and the results of its operations and cash flow for each of the three years in the period ended December 31, 2003 in accordance with Canadian generally accepted accounting principles.

On January 30, 2004, we reported separately to the shareholders of the Company on financial statements for the same period, prepared in accordance with Canadian generally accepted accounting principles which excluded Note 23 on Reconciliation To Accounting Principles Generally Accepted In The United States.

(Signed) “Deloitte & Touche LLP”

Chartered Accountants

Calgary, Canada
January 30, 2004

Deloitte & Touche LLP
3000 Scotia Centre
700 Second Street S.W.
Calgary AB T2P 0S7
Canada
Tel: (403) 267-1700
Fax: (403) 264-2871
www.deloitte.ca

Comments by Auditors for U. S. Readers on Canada - U.S. Reporting Differences

In the United States of America, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) outlining changes in accounting principles that have been implemented in the Company’s financial statements. As discussed in Notes 2(n), 2(q) and 15 to the consolidated financial statements, the Company adopted recommendations with respect to stock-based compensation, discontinued operations and disclosure of guarantees to conform to new recommendations of The Canadian Institute of Chartered Accountants. Our report to the shareholders dated January 30, 2004 is expressed in accordance with Canadian reporting standards, which does not require a reference to such change in accounting principle in the auditors’ report when the change is properly accounted for and adequately disclosed in the financial statements.

(Signed) “Deloitte & Touche LLP”

Chartered Accountants

Calgary, Canada
January 30, 2004

THE WESTAIM CORPORATION
Consolidated Balance Sheets

	December 31	December 31
(thousands of Canadian dollars)	2003	2002
ASSETS
Current
Cash and cash equivalents	$44,694	$76,052
Short-term investments	23,443	25,250
Accounts receivable	4,960	7,359
Inventories (note 4)	2,610	2,517
Future income taxes (note 7)	1,032	—
Other	659	827
Current assets available for sale (note 3)	30,369	33,162

	107,767	145,167
Capital assets (note 5)	28,783	23,895
Capital assets available for sale (note 3)	5,500	6,913
Deferred charges (note 6)	2,356	1,978
Future income taxes (note 7)	—	5,730
Investments (note 8)	500	500

	$144,906	$184,183

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities	$10,015	$13,786
Accounts payable and accrued liabilities available for sale (note 3)	3,509	3,869

	13,524	17,655
Provision for site restoration (note 9)	7,564	7,749
Deferred licensing revenue (note 10)	—	565

	21,088	25,969

Commitments and contingencies (note 18)
Shareholders’ equity
Capital stock (note 11)	373,230	373,128
Contributed surplus (note 11)	403	403
Deficit	(249,815)	(215,317)

	123,818	158,214

	$144,906	$184,183

Approved on behalf of the Board:

/s/ Ian W. Delaney Ian W. Delaney	/s/ Frank W. King Frank W. King
Director	Director

THE WESTAIM CORPORATION
Consolidated Statements of Loss and Consolidated Statements of Deficit

	Year Ended	Year Ended	Year Ended
	December 31	December 31	December 31
(thousands of Canadian dollars except per share data)	2003	2002	2001
Revenue	$17,285	$12,627	$14,106
Costs
Manufacturing	5,948	4,987	4,625
Selling, general and administrative	3,751	4,861	7,567
Research and development (note 12)	25,678	23,289	14,823
Depreciation and amortization	5,001	4,231	4,071

Divisional loss	(23,093)	(24,741)	(16,980)
Corporate costs	(8,867)	(6,686)	(7,970)
Interest and foreign exchange	653	2,206	7,727
(Loss) gain on disposal of assets (note 13)	(723)	—	20,122
Equity loss (note 8)	—	(3,410)	(18,687)

Loss from continuing operations before income taxes	(32,030)	(32,631)	(15,788)
Income tax (expense) recovery (Note 7)
Current	(130)	(94)	63
Future	(4,698)	(6,385)	(295)

	(4,828)	(6,479)	(232)

Loss from continuing operations	(36,858)	(39,110)	(16,020)
Income (loss) from discontinued operations net of income taxes (Note 3)	2,360	(10,652)	(51,439)

Net loss	$(34,498)	$(49,762)	$(67,459)

Loss per common share (note 20)
Continuing operations - basic and diluted	$(0.47)	$(0.50)	$(0.21)
Net loss - basic and diluted	(0.44)	(0.64)	(0.87)
Weighted average number of common shares outstanding (thousands)	78,045	77,924	77,741

Deficit at beginning of year	$(215,317)	$(163,976)	$(96,517)
Change in accounting policy (Note 2n)	—	(1,579)	—
Net loss	(34,498)	(49,762)	(67,459)

Deficit at end of year	$(249,815)	$(215,317)	$(163,976)

THE WESTAIM CORPORATION
Consolidated Cash Flow Statements

	Year Ended	Year Ended	Year Ended
	December 31	December 31	December 31
(thousands of Canadian dollars)	2003	2002	2001
Operating activities
Loss from continuing operations	$(36,858)	$(39,110)	$(16,020)
Items not affecting cash
Depreciation and amortization	5,001	4,231	4,071
Provision for site restoration	—	1,120	3,070
Future income taxes	4,698	6,385	295
Loss (gain) on disposal of assets	723	422	(20,122)
Deferred licensing revenue	(565)	(4,270)	(4,272)
Equity loss on investments	—	3,410	18,687
Other items	—	(479)	194
Accounts receivable	225	957	(139)
Inventories	(446)	(1,159)	(4,284)
Other	136	(210)	(772)
Accounts payable and accrued liabilities	2,574	(2,716)	(4,044)
Site restoration expenditures	(185)	(546)	(585)
Deferred licensing revenue	—	396	386

Cash used in continuing operations	(24,697)	(31,569)	(23,535)
Cash provided from discontinued operations	3,209	4,760	28,801

Total cash (used in) provided from operating activities	(21,488)	(26,809)	5,266

Investing activities
Capital expenditures - continuing operations	(10,383)	(6,052)	(2,447)
Capital expenditures - discontinued operations	(1,745)	(1,644)	(5,372)
Deferred charges - continuing operations	(725)	(670)	(526)
Deferred charges - discontinued operations	(234)	(278)	(103)
Purchase of short-term investments	53,216	208,709	173,636
Redemption and sale of short-term investments	(51,409)	(233,959)	(173,636)
Proceeds on sale of assets	1,308	—	23,127
Investments	—	(728)	(6,384)

Cash (used in) provided from investing activities	(9,972)	(34,622)	8,295

Financing activities
Issuance of common shares	102	151	467
Repurchase of common shares	—	(318)	—

Cash provided from (used in) financing activities	102	(167)	467

Net (decrease) increase in cash and cash equivalents	(31,358)	(61,598)	14,028
Cash and cash equivalents at beginning of year	76,052	137,650	123,622

Cash and cash equivalents at end of year	$44,694	$76,052	$137,650

The Westaim Corporation
Notes to Consolidated Financial Statements

1	BASIS OF PRESENTATION

The Westaim Corporation (“the Company”) was incorporated on May 7, 1996 by articles of incorporation under the Business Corporation Act (Alberta).

The consolidated financial statements include the accounts of the Company, and its principal subsidiaries, iFire Technology Inc. (“iFire”), Nucryst Pharmaceuticals Corp. (“Nucryst”), and Neomet Limited.

All amounts are expressed in thousands of Canadian dollars except share and per share data.

2	SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

a)	Principles of consolidation

The financial statements of entities which are controlled by the Company, referred to as subsidiaries, are consolidated. Entities which are not controlled, but over which the Company has the ability to exercise significant influence, are accounted for using the equity method of accounting. Investments in other entities are accounted for using the cost method.

b)	Use of estimates

The consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses during the year. Significant estimates include the provision for site restoration, provision for discontinued operations, future income taxes, and useful lives of capital assets. Actual results could differ from those estimates.

c)	Translation of foreign currencies

Transactions in foreign currencies are translated into Canadian dollars at rates of exchange at the time of such transactions. Monetary assets and liabilities are translated at current rates of exchange. Foreign operations are considered financially and operationally integrated and are translated into Canadian dollars using the temporal method of translation. Gains or losses resulting from the translation adjustments are included in income. Foreign exchange losses included in discontinued operations and interest and foreign exchange in 2003 amounted to $1,867 (2002 losses – $326; 2001 gains – $865).

d)	Revenue recognition

Revenue is generally recognized when the product has been delivered. Specific revenue recognition policies for each of the Company’s operating segments are as follows:

Ambeon – Revenue is generally recognized at the time of shipment. Under certain consignment contracts, revenue is recognized on the date that the product is used by the customer.

Nucryst Pharmaceuticals – Revenue from direct sales to third parties is recognized upon delivery. For products manufactured under license, revenue is recorded at the date of shipment at actual cost plus an agreed markup. In addition, a royalty is earned based on a percentage of sales

The Westaim Corporation
Notes to Consolidated Financial Statements

2	SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (continued)

revenue earned by the licensee on sales to third parties. Revenue relating to the achievement of milestones under licensing agreements is recognized when the milestone event has occurred.

iFire Technology – The Company recognizes revenue from licensing fees over the term that services are being rendered. Deferred licensing revenue represents amounts received under agreements for which the process of earning the revenue has not been completed. Royalties are recognized when earned in accordance with the terms of the specific agreement.

e)	Cash and cash equivalents

Cash and cash equivalents consist of cash on deposit and highly liquid short-term investments with original maturities at the date of acquisition of 90 days or less and are recorded at cost.

f)	Short-term investments

Short-term investments consist of money-market instruments with maturities of less than one year. As at December 31, 2003 the Company held short-term investments recorded at a cost of $23,443 (2002 – $25,250) which reflects current market values.

g)	Inventory valuation

Finished products, raw materials, materials in process, spare parts and operating materials are valued at the lower of average cost and net realizable value.

h)	Research and development costs

Research costs are expensed as incurred and significant project development costs are capitalized in accordance with Canadian generally accepted accounting principles once the Company has determined that commercialization criteria concerning the product or process have been met. Amortization of these costs over their estimated useful life commences with the successful commercial production or use of the product or process. On an ongoing basis, Management reviews the unamortized balance to ensure that the deferred development costs continue to satisfy the criteria for deferral and amortization.

As at December 31, 2003 and 2002, no development costs have been capitalized.

i)	Government assistance

Government assistance towards research and development expenditures related to capital assets used for research and development is credited against the cost of the related capital asset and all other assistance is credited against the related expenses as incurred.

j)	Capital assets

i) Property, Plant and Equipment – Property, plant and equipment are stated at cost. Depreciation and amortization is calculated using a straight-line method based on estimated useful lives of the particular assets which do not exceed 20 years for buildings and 10 years for equipment.

The Westaim Corporation
Notes to Consolidated Financial Statements

2	SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (continued)

ii) Carrying Value – The Company evaluates the carrying value of property, plant and equipment whenever events or changes in circumstances indicate that the carrying value may not be recoverable, and recognizes an impairment charge when it is probable that estimated future non-discounted cash flows of the underlying assets will be less than the carrying value of the assets.

k)	Site restoration costs

Site restoration costs have been estimated as at December 31, 2003, taking into consideration the anticipated method and extent of the remediation consistent with regulatory requirements, industry practices, current technology and the possible uses of the site. The estimated amount of future restoration costs is reviewed regularly based on available information. Where the forecasted net restoration costs exceed existing provisions, an additional expense is recognized in the period.

Potential recoveries of costs resulting from indemnifications provided by previous owners of the Company’s industrial sites have not been recognized in these consolidated financial statements as the amount of recovery cannot be reasonably determined. Any future recoveries will be recorded when received.

l)	Derivative financial instruments

Derivative financial instruments are utilized by the Company in the management of commodity price and foreign currency exposures. The Company’s policy is not to utilize derivative financial instruments for trading or speculative purposes.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

The Company enters into hedges of its commodity price exposure on nickel raw material inventory and anticipated future sales by entering into nickel forward contracts, when deemed appropriate. Gains and losses on nickel forward contracts used to hedge nickel raw material inventory and anticipated future sales in respect of the Ambeon business segment (“Ambeon”) are accrued in inventory and included in assets available for sale on the consolidated balance sheet as at December 31, 2003. These gains and losses are recognized in the income statement when the underlying product is sold.

The Company also enters into forward agreements in order to reduce the impact of fluctuating interest rates on its short-term investments and fluctuating foreign currency exchange rates on anticipated future cash flows. These forward agreements are not designated as hedges. They require the exchange of payments without the exchange of the notional principal amount on which payments are based. These instruments are recorded at the lower of cost or market.

The Westaim Corporation
Notes to Consolidated Financial Statements

2	SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (continued)

m)	Income taxes

Income taxes are accounted for using the liability method of income tax allocation. Under the liability method, income tax assets and liabilities are recorded to recognize future income tax inflows and outflows arising from the settlement or recovery of assets and liabilities at their carrying values.

Income tax assets are also recognized for the benefits from tax losses and deductions that cannot be identified with particular assets or liabilities, provided those benefits are more likely than not to be realized. Future income tax assets and liabilities are determined based on the tax laws and rates that are anticipated to apply in the period of realization.

n)	Stock-based compensation plans

The Company and certain of its subsidiaries have stock-based compensation plans, which are described in Note 11. No compensation expense is recognized for these plans when stock options are issued. Any consideration paid by option holders for the purchase of stock is credited to capital stock. If plan entitlements are repurchased from the holder, the consideration paid is charged to retained earnings. Any obligation related to increases in the value of deferred share units (“DSUs”) is accrued when the change in value occurs, with an offset to the income statement.

Effective January 1, 2002 the Company and its subsidiaries adopted Section 3870 of the Handbook of the Canadian Institute of Chartered Accountants (“CICA”) with respect to the accounting and disclosure of stock-based compensation, which recommends that awards to employees be valued using a fair value method of accounting. These new rules also require that companies account for stock appreciation rights (“SARs”) and similar awards to be settled in cash or other assets, by measuring compensation expense on an ongoing basis, as the amount by which the quoted market price exceeds the exercise price at each measurement date.

As permitted under Section 3870, the Company has elected to account for stock options by measuring compensation expense as the excess, if any, of the quoted market value of the stock at the date of grant over the exercise price. For stock options in subsidiary companies, compensation expense is measured as the excess, if any, of the fair value of the subsidiary’s stock at the date of grant over the exercise price.

Under CICA 3870, companies that elect a method other than the fair value method of accounting are required to disclose pro forma net income and earnings per share information, using a pricing model such as the Black-Scholes option pricing model, as if the fair value method of accounting had been used. These rules do not apply to pre-existing awards except for those awards that call for settlement in cash or other assets, in which case, the cumulative liability of these awards at the date of implementation is charged to deficit with a corresponding increase to accounts payable and accrued liabilities. The cumulative liability of the SARs of the Company’s subsidiaries at January 1, 2002, amounting to $1,579, was charged to deficit with a corresponding increase to accounts payable and accrued liabilities (Note 11).

In September 2003, the CICA revised Section 3870 of the CICA Handbook to require that effective January 1, 2004, the fair value method of accounting for stock options be recognized in the financial statements. The Company intends to apply these provisions retroactively, with restatement of the prior

The Westaim Corporation
Notes to Consolidated Financial Statements

2	SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (continued)

year commencing January 1, 2004. The cumulative compensation cost of options to acquire common shares of the Company and its subsidiaries issued during 2002, using the Black-Scholes option pricing model, will be charged to deficit with a corresponding increase to contributed surplus at January 1, 2003.

o)	Earnings per share

Basic earnings per common share is calculated using the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated on the basis of the weighted average number of shares outstanding during the period plus the additional common shares that would have been outstanding if potentially dilutive common shares had been issued using the “treasury stock” method.

p)	Employee future benefits

All employee future benefits are accounted for on an accrual basis. In 2003, the Company wound up its defined benefit pension plan (Note 16).

q)	Discontinued operations

Effective January 1, 2003, the Company adopted on a prospective basis new CICA 3475 “Disposal of Long-lived assets and Discontinued Operations”. Long-lived assets to be disposed of by sale are classified as held for sale in the period in which a formal plan of disposal has been approved, the assets are available for immediate sale and are actively being marketed, and it is expected that the sale will occur within one year. Long-lived assets to be abandoned are classified as held and used until they are disposed of.

Long-lived assets classified as held for sale are carried at the lower of their carrying amount and fair value net of estimated disposition costs. Losses are recognized immediately where carrying value exceeds fair value and gains are recognized at time of sale.

The results of discontinued operations are reported separately, included gains or losses relating to the disposal of related long-lived assets held for sale or disposal. Future costs associated with an exit or disposal activity are recognized in the period in which the liability is incurred.

Prior to January 1, 2003, the results of discontinued operations were reported separately with disclosure of the results of operations prior to the measurement date (date the plan to discontinue operations was formally approved) and the net gain or loss from discontinued operations. The net gain or loss from discontinued operations included both actual or estimated gain or loss on disposal and the actual or estimated results from operations, if any, between the measurement date and the disposal date.

The Westaim Corporation
Notes to Consolidated Financial Statements

2	SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (continued)

r)	Deferred charges and other intangible assets

Effective January 1, 2002, the Company adopted on a prospective basis new CICA 3062, “Goodwill and Other Intangible Assets”, the provisions of which replace the amortization of goodwill and indefinite life assets with requirements for an annual impairment test. Any material decline in fair value from carrying value will be charged to expense in the period that impairment has been determined. There was no material impact on the consolidated financial statements resulting from this change. At present, the Company has no indefinite life assets. Organization costs are amortized over 5 years and patents are amortized over 10 years.

3	DISCONTINUED OPERATIONS

Ambeon

On January 29, 2004, the Company sold substantially all of the assets and liabilities related to Ambeon, including its wholly-owned subsidiary Neomet Limited, for proceeds of approximately $35,000 subject to customary adjustments including changes in working capital. The effective date of the sale is January 1, 2004. Accordingly, the results of these operations have been accounted for on a discontinued basis and the related net assets classified as available for sale. In accordance with CICA 3475, the Company has determined that the net proceeds will exceed the net book value of Ambeon as at December 31, 2003 and no adjustment to the carrying value of Ambeon is required. Any gain on the sale of Ambeon will be reported in the first quarter of 2004 and any costs incurred in subsequent periods related to discontinued operations will be reported in the period in which they occur. Current and prior year’s operating results, cash flows and balance sheets for this business segment are presented separately as discontinued operations in these consolidated financial statements.

Amounts included in the consolidated balance sheets relating to Ambeon discontinued operations are as follows:

	December 31, 2003	December 31, 2002
Cash	$411	$1,579
Accounts receivable	5,438	6,755
Inventories	10,812	11,422
Other assets	1	31
Deferred charges	625	483
Capital assets	13,082	12,892

Current assets available for sale	$30,369	$33,162

Accounts payable and accrued liabilities available for sale	$3,509	$3,869

The Westaim Corporation
Notes to Consolidated Financial Statements

3	DISCONTINUED OPERATIONS (Continued)

Coinage Division and Ethylene Coatings Business

On May 28, 2002, the Board of Directors of the Company approved the closing of the Coinage Division and the selling of the Ethylene Coatings business. Accordingly, the results from operations of these businesses, including the estimated cost of shutdown for the Coinage Division and the Ethylene Coatings business, have been accounted for on a discontinued basis. The Coinage Division was discontinued in July 2002 and operations in the Ethylene Coatings business were discontinued in February 2003.

All anticipated losses from operations and estimated shutdown costs of these businesses, amounting to $19,667, were recorded in 2002. As a result, no losses from discontinued operations related to these businesses were reported in 2003.

Amounts included in the consolidated balance sheets relating to the Coinage Division and Ethylene Coatings business discontinued operations are as follows:

	December 31, 2003	December 31, 2002
Accounts receivable	$4	$2,178
Inventories	—	353
Other assets	—	32
Accounts payable and accrued liabilities	(1,281)	(7,626)

Net working capital	$(1,277)	$(5,063)

Long term capital assets available for sale	$5,500	$6,913

Results of discontinued operations:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
Revenues	2003	2002	2001
Ambeon business segment	$30,114	$36,436	$36,160

Coinage and Ethylene Coatings business segments:
Revenues to May 28, 2002	—	6,454	18,616
Revenues subsequent to May 28, 2002	—	3,829	—

	—	10,283	18,616

Total revenue from discontinued operations	$30,114	$46,719	$54,776

The Westaim Corporation
Notes to Consolidated Financial Statements

3	DISCONTINUED OPERATIONS (continued)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
Divisional income (losses)	2003	2002	2001
Ambeon business segment:
Divisional income net of income taxes	$3,003	$9,015	$7,592
Costs related to disposition	(643)	—	—

	2,360	9,015	7,592

Coinage and Ethylene Coatings business segments:
Divisional losses to May 28, 2002	—	(3,908)	(24,344)
Divisional losses subsequent to May 28, 2002	—	(6,676)	—
Costs related to shutdown and disposition	—	(9,083)	—
Writedown of carrying value of assets	—	—	(34,687)

	—	(19,667)	(59,031)

Net income (loss) from discontinued operations	$2,360	$(10,652)	$(51,439)

The net income (loss) from discontinued operations is after deduction of depreciation and amortization of $1,738 for the year ended December 31, 2003 (2002 – $2,254; 2001 – $5,070). The net loss for the year ended December 31, 2002 also includes provisions for workforce reduction and other shutdown and asset disposal costs totaling $9,083. No material gain or loss is anticipated from the sale of the Ethylene Coatings facilities and all expected future losses from the Ethylene Coatings business were included in the net loss from discontinued operations recorded during 2002.

Net income per common share from discontinued operations was $0.03 for the year ended December 31, 2003 (2002 – loss $0.14; 2001 – loss $0.66).

Current income tax expense included in net income (loss) from discontinued operations for the year ended December 31, 2003 amounted to $27 (2002 – $7; 2001 – $138).

4	INVENTORIES

	December 31, 2003	December 31, 2002
Raw materials	$1,222	$1,294
Materials in process	709	570
Finished product	612	300
Spare parts and operating materials	67	—

Continuing operations	2,610	2,164
Discontinued operations	—	353

	$2,610	$2,517

The Westaim Corporation
Notes to Consolidated Financial Statements

5	CAPITAL ASSETS

		Accumulated
		Depreciation and	Net
December 31, 2003	Cost	Amortization	Book Value
Nucryst Pharmaceuticals	$7,642	$1,991	$5,651
iFire Technology	31,421	12,356	19,065
Other	13,979	9,912	4,067

Continuing operations	$53,042	$24,259	$28,783

		Accumulated
		Depreciation and	Net
December 31, 2002	Cost	Amortization	Book Value
Nucryst Pharmaceuticals	$5,816	$1,294	$4,522
iFire Technology	24,349	10,441	13,908
Other	13,973	8,508	5,465

Continuing operations	$44,138	$20,243	$23,895

Included in continuing operations capital assets is construction in progress of $9,124 (2002 – $3,821) that is not currently subject to depreciation. Depreciation on continuing operations capital assets was $4,638 (2002 – $3,899; 2001 – $3,876).

6	DEFERRED CHARGES

	December 31, 2003	December 31, 2002
Patents	$3,859	$3,338
Less accumulated amortization	(1,503)	(1,360)

Continuing operations	$2,356	$1,978

The Westaim Corporation
Notes to Consolidated Financial Statements

7	INCOME TAXES

The following is a reconciliation of income taxes, calculated at the statutory income tax rate, to the income tax provision included in the consolidated statements of loss.

	Year Ended	Year Ended	Year Ended
	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2001
Loss from continuing operations before income taxes	$(32,030)	$(32,631)	$(15,788)
Statutory income tax rate	36.74%	39.12%	41.62%

Expected income tax recovery	(11,768)	(12,765)	(6,571)
Tax effect of losses and temporary differences not recorded	16,466	17,816	—
Utilization of prior period losses	—	—	(1,450)
Tax effect of items not subject to tax	—	1,334	7,778
Income tax rate change	—	—	538
Large corporations and capital taxes	130	94	(63)

Income tax expense	$4,828	$6,479	$232

Classified as:
Current	$130	$94	$(63)
Future	4,698	6,385	295

Income tax expense	$4,828	$6,479	$232

Income taxes are recognized for future income tax consequences attributed to estimated differences between the financial statement carrying values of existing assets and liabilities and their respective income tax bases.

The net future income tax asset is comprised of:

	December 31, 2003	December 31, 2002
Future income tax assets:
Tax benefit of loss carry-forwards and tax credits	$82,012	$68,218
Provisions and reserves	3,622	5,851
Capital, intangible and other assets	13,890	13,024
Less valuation allowance	(95,257)	(77,831)

	4,267	9,262

Future income tax liabilities:
Capital, intangible and other assets	(3,053)	(3,350)
Other	(182)	(182)

	(3,235)	(3,532)

Future income tax assets, net	$1,032	$5,730

Classified as:
Current asset	$1,032	$—
Long-term asset	—	5,730

Future income tax assets, net	$1,032	$5,730

The Westaim Corporation
Notes to Consolidated Financial Statements

7	INCOME TAXES (continued)

The future income tax asset valuation allowance is in respect of tax loss carry-forwards and tax credits primarily relating to subsidiaries involved in technology development.

For income tax purposes, the Company had non-capital loss carry-forwards relating to operations in various jurisdictions of approximately $192,764 at December 31, 2003 (2002 – $158,102; 2001 – $135,415) and accumulated capital losses of $5,865 (2002 – $5,747; 2001 – $3,588) which are available to offset income of specific entities of the consolidated group in future periods. The non-capital loss carry-forwards will expire at various times to the end of 2023 with $158,093 expiring by 2010. The Company also had research and development tax credits of approximately $29,419 at December 31, 2003 (2002 – $25,398; 2001 – $22,404) which will expire at various times to the end of 2013. Cash taxes relating to continuing operations paid during the year amounted to $155 (2002 – $116; 2001 – $112).

8	INVESTMENTS

	December 31, 2003	December 31, 2002
Investments – shares – cost basis	$500	$500

The Company records impairment losses if there has been an impairment in the value of investments that is other than temporary in nature. No provisions were recorded in 2003. During 2002, provisions totaling $2,435 (2001 – $1,299) were recorded against the investments and included in equity loss.

In 2001, the investment in Savvion Inc., a U.S. private business management software and service company, was written down to nominal value reflecting the then current business environment, weaker performance outlook and adjustments to technology market valuations. The Company’s voting interest in Savvion was reduced to less than 5% in 2002 (December 31, 2001 – 24.4%) and is accounted for on a cost basis.

9	PROVISION FOR SITE RESTORATION

Changes in the provision are as follows:

	Year Ended	Year Ended
	December 31, 2003	December 31, 2002
Provision at beginning of year	$7,749	$7,175
Additional provisions required	—	1,120
Site restoration expenditures incurred	(2,855)	(546)
Site restoration costs recovered	2,670	—

Provision at end of year	$7,564	$7,749

The provision relates primarily to site restoration associated with soil and groundwater reclamation and remediation, as well as the discontinuance of DS nickel production, based on periodic independent estimates of these costs as at December 31, 2003.

Under a formal agreement, a pro rata share of site restoration costs incurred by the Company relating to the discontinuance of DS nickel production is recovered from a third party.

The Westaim Corporation
Notes to Consolidated Financial Statements

9	PROVISION FOR SITE RESTORATION (continued)

Potential recoveries of costs resulting from indemnifications provided by previous owners of the Company’s industrial sites have not been recognized in the consolidated financial statements as the amount of recovery cannot be reasonably determined. Any future recoveries will be recorded when received.

10	LICENSING AGREEMENT

In 2000, iFire entered into a non-exclusive licensing agreement with a third party. The licensing fee was recognized as revenue over three years, the term that services were being rendered under the agreement. Deferred licensing revenue represented the unamortized portion of cash received. In addition, iFire is entitled to royalties from future commercial sales of products by the third party utilizing the technology. These receipts vary in amount based on certain factors and are contingent upon the successful development and commercialization of the iFire technology in products produced by the third party.

11	CAPITAL STOCK

Share Capital

The Company’s authorized share capital consists of an unlimited number of common shares, Preferred A shares and Preferred B shares. Changes in the Company’s common shares outstanding during 2003, 2002 and 2001 are as follows:

	2003		2002		2001
		Stated		Stated		Stated
Common Shares	Number	Capital	Number	Capital	Number	Capital
Balance at beginning of year	78,032,787	$373,128	77,786,915	$372,598	77,719,698	$372,131
Employee share purchase plan	40,599	102	72,843	151	67,217	467
Repurchase of shares	—	—	(150,500)	(721)	—	—
Compensation expense	—	—	323,529	1,100	—	—

Balance at end of year	78,073,386	$373,230	78,032,787	$373,128	77,786,915	$372,598

Stock-based compensation plans

Employee and Director stock option plan – The Company maintains an Employee and Director Stock Option Plan under which the Company may grant options for up to 11,000,000 shares of common stock of the Company at an exercise price equal to the market price of the Company’s stock at the date of grant. Options awarded are exercisable for a period of 10 years and vest as to one third of the grant on each of the first, second and third anniversaries after the date of the grant. The Company maintains a Directors and Officers Share Purchase Program under the provisions of the Stock Option Plan. Under the Share Purchase Program, Directors and designated officers may be granted one option for each common share purchased, to a cumulative 50,000 options. Options, equal to the net purchases of common shares by the optionee during the calendar year, vest at the end of the calendar year in which the purchases were made. Any options issued under this program which do not vest at year-end are cancelled.

The Westaim Corporation
Notes to Consolidated Financial Statements

11	CAPITAL STOCK (continued)

A summary of the status of the Company’s stock option plans as at December 31, 2003, 2002 and 2001 and changes during the years ending on those dates is presented below:

	2003		2002		2001
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
Stock Options	Number	Price	Number	Price	Number	Price
Outstanding at beginning of year	5,665,599	$9.41	5,245,399	$9.74	4,684,999	$9.61
Granted	427,800	$1.87	420,200	$5.22	560,400	$10.81
Cancelled	(259,999)	$12.62	—	$—	—	$—

Outstanding at end of year	5,833,400	$8.71	5,665,599	$9.41	5,245,399	$9.74

The following table summarizes information about stock options outstanding as at December 31, 2003:

	Options Outstanding			Options Exercisable
Range of	Number	Weighted	Weighted	Number	Weighted
Exercise	Outstanding	Average Remaining	Average	Exercisable	Average
Prices	Dec. 31, 2003	Contractual Life	Exercise Price	Dec. 31, 2003	Exercise Price
$1 – $6	1,974,700	5.2	$3.98	1,296,900	$4.36
$6 – $15	2,388,703	5.6	$8.18	2,205,370	$7.96
>$15	1,469,997	6.3	$15.93	1,469,997	$15.93

$1 – $16	5,833,400	5.6	$8.71	4,972,267	$9.38

Deferred share unit plan – The Company maintains DSUs for the non-executive Directors of the Company. DSUs are issued at the market value of the Company’s shares at the date of grant and vest upon death or retirement of the Director. Directors may elect to receive additional DSUs in lieu of fees, which are issued at 90% of the market value of the Company’s shares at the date of grant. As at December 31, 2003 a liability of $782 (2002 – $210) has been accrued with respect to issued DSUs.

Employee share purchase plan – Under the Employee Share Purchase Plan, employees are entitled to subscribe for common shares of the Company, to a maximum value of five percent of their annual compensation. Payment for these shares is made over a 24 month period at a price per share equal to the lesser of the market value at the offering date and the market value at the end of the purchase period. The market value at the offering date of July 21, 2003 was $2.36 (July 15, 2002 – $3.60; July 16, 2001 – $10.09). At December 31, 2003 there were outstanding purchase arrangements with employees having an aggregate value of $389 (2002 – $323; 2001 – $606). During the year ended December 31, 2003, a total of 40,599 shares were issued under this Plan at an average price of $2.50 (2002 – 72,843 shares at $2.08; 2001 – 67,217 shares at $6.94).

The Westaim Corporation
Notes to Consolidated Financial Statements

11	CAPITAL STOCK (continued)

Subsidiary stock-based compensation plans – The Company also maintains equity incentive plans for certain employees of its technology subsidiaries, Nucryst Pharmaceuticals Corp. and iFire Technology Inc., under which stock options have been granted representing 4.76% to 5.01% of the outstanding shares of the respective subsidiaries. Subsidiary stock options vest evenly over a 3-year period and expire after 10 years from the date of grant. The exercise prices of stock options granted are not less than the fair value of the subsidiary’s stock at the time of the grant. No shares were issued by the Company in 2003 with respect to these plans. During 2002, the Company issued 323,529 shares and recorded compensation expense of $1,100 (2001 – $Nil).

SARs have been granted to employees of certain technology subsidiaries. SARs vest over time and may be settled with cash, shares of the subsidiary or shares of the Company, at the Company’s option. The exercise prices of SARs granted are not less than the fair value of the subsidiary’s stock at the time of the grant. The total potential liability upon exercise of these SARs is capped at $1,950.

Effective January 1, 2002, net changes in the value of SARs, measured as the amount by which quoted market prices or fair value exceeds the exercise price at the measurement date, is recognized as compensation expense over the SAR’s vesting period. The cumulative liability as at January 1, 2002 amounting to $1,579 was charged to deficit with a corresponding increase to accounts payable and accrued liabilities. As at December 31, 2003 and December 31, 2002 the liability was $Nil, as the estimated market value of the subsidiaries’ SARs was less than their exercise price.

Pro forma accounting for stock-based compensation

Effective January 1, 2002, the CICA recommends that stock-based compensation be accounted for using a fair value methodology. As permitted under the rules, the Company and its subsidiaries have elected to measure compensation expense as the difference, if any, between the quoted market value or fair value of the stock at the date of grant and the exercise price at the date of grant. The exercise price of options granted by the Company and its subsidiaries is not less than the market value at the date of grant and, consequently, no compensation expense has been recorded.

If compensation costs for options for common shares of the Company and for common shares of subsidiaries issued on or after January 1, 2002 had been determined based on the fair value methodology using the Black-Scholes option pricing model, the Company’s net loss and loss per share would have been increased to the pro forma amounts indicated below:

	Year Ended	Year Ended
	December 31, 2003	December 31, 2002
Net loss applicable to common shareholders as reported	$(34,498)	$(49,762)
Pro forma net loss applicable to common shareholders	(35,440)	(50,389)
Net loss per common share as reported (basic and diluted)	(0.44)	(0.64)
Pro forma net loss per common share (basic and diluted)	(0.45)	(0.65)

The Westaim Corporation
Notes to Consolidated Financial Statements

11	CAPITAL STOCK (continued)

The fair value of each option grant by the Company and its subsidiaries was estimated using the Black-Scholes option pricing model assuming no dividends are paid on common shares, a risk-free interest rate of 5.05% (2002 – 5.18%), an average life of 7.0 years and a volatility of 59.8% (2002 – 59.5%). The amounts computed according to the Black-Scholes option pricing model may not be indicative of the actual values realized upon the exercise of these options by the holders.

Normal course issuer bid

In June 2002, the Company filed a normal course issuer bid which entitled the Company to acquire up to 3,889,000 common shares between June 19, 2002 and June 18, 2003. The purchases were made on the open market at the time of any particular purchase.

No shares were repurchased in 2003. During 2002, the Company repurchased 150,500 shares through its normal course issuer bid at an average price of $2.12 for an aggregate consideration of $318. The amount by which the average carrying value exceeded the cost of reacquiring the shares, amounting to $403, was credited to contributed surplus.

12	TECHNOLOGY PARTNERSHIPS CANADA AGREEMENT

On March 26, 2001, iFire entered into a research and development contribution agreement with the Government of Canada through Technology Partnerships Canada (“TPC”). Under this agreement, TPC agreed to contribute 28.371% of eligible research and development costs and related capital expenditures incurred by iFire to a maximum of $30,000.

Under the terms of the agreement, iFire will pay a royalty to TPC equal to 1.065% of eventual commercial sales of the technology under development. In addition, TPC received warrants to purchase common shares of iFire exercisable for an additional consideration of $6,283. The warrants expire on April 30, 2007 and, as at December 31, 2003, represented approximately 0.5% of the current outstanding common shares of iFire. Under certain circumstances after December 31, 2004, TPC may put the warrants to iFire in consideration for their fair market value at that date or for a 0.255 percentage point increase in the royalty rate, at the option of iFire.

Contributions are recorded as a reduction of the cost of the applicable capital asset or credited to the statement of operations of iFire as determined by the nature of the expenditure being funded. Contribution claims totaling $5,997 have been recorded in 2003 (2002 – $9,063; 2001 – $14,490). Of this amount, $5,204 (2002 – $8,061; 2001 – $12,894) has been credited to research and development expense and $793 (2002 – $1,002; 2001 – $1,596) has been credited to capital assets. The final contribution claims were recorded in the quarter ended September 30, 2003 and final payment received in the fourth quarter of 2003. As at December 31, 2002 the Company had a receivable of $2,080 for contribution claims relating to expenditures in 2002.

13	NUCRYST PHARMACEUTICALS AGREEMENT WITH SMITH & NEPHEW PLC

On May 8, 2001, Nucryst entered into a series of agreements relating to its Acticoat™ burn dressing and wound care products with Smith & Nephew plc. Under these agreements, Nucryst sold its North American burn dressing business and entered into an exclusive global licensing agreement for the sale and marketing of Acticoat™ burn and wound care dressings. Nucryst receives royalties based on Smith & Nephew’s

The Westaim Corporation
Notes to Consolidated Financial Statements

13	NUCRYST PHARMACEUTICALS AGREEMENT WITH SMITH & NEPHEW PLC (continued)

future sales of these products as well as milestone payments for the achievement of certain regulatory and sales targets. Under a collaborative agreement, the two companies are working together to develop new wound care products and obtain additional regulatory approvals. Nucryst continues to manufacture Acticoat™ products for Smith & Nephew under a long term manufacturing agreement.

The Company recorded a gain on the sale of the North American burn dressing business of $20,122 in 2001.

14	WRITEDOWN OF CARRYING VALUE OF ASSETS

In late 2001, as a result of projected operating losses arising from uncertainty regarding the ability to secure future coin blank and other coinage-related contracts, the Company assessed the recoverability of the tangible and intangible assets related to the Coinage operating segment. Profitability in prior years resulted from contracts from certain customers at significant volumes that were no longer available. The Company projected the undiscounted future net cash flows from use of these assets, together with their residual values, to be less than their carrying amounts.

Due to a significant downturn in the global ethylene industry, as well as changes to the manufacturing process resulting in surplus manufacturing equipment, in late 2001 the Company assessed the recoverability of the tangible and intangible assets related to the Ethylene Coatings business and projected that the undiscounted future net cash flows from the use of these assets, together with their residual values, to be less than their carrying amounts.

Accordingly, in December 2001, the Company recorded a provision for asset impairment totaling $34,687, of which $27,651 related to property, plant and equipment, and $7,036 related to other assets. The provision relating to other assets includes $2,497 in spare parts associated with the property, plant and equipment and a $4,000 reduction in future income tax assets. These businesses were accounted for as discontinued operations in 2002 (Note 3).

Estimates of such undiscounted future net cash flows from use, together with residual values, are subject to significant uncertainties and assumptions. Actual results could, therefore, vary significantly from such estimates.

15	GUARANTEES

In 2003, the CICA issued Accounting Guideline 14 “Disclosure of Guarantees” which recommends companies disclose the nature, amount and terms of obligations under guarantee or indemnification in the event of an adverse judgment in a lawsuit. In the normal course of operations, the Company has issued letters of credit in the amounts of US $1,060 which expire on March 31, 2004. In Canadian dollars, these guarantees amounted to approximately $1,370 as at December 31, 2003.

In the normal course of operations, the Company may provide indemnification to counterparties that would require the Company to compensate them for costs incurred as a result of litigation claims or statutory sanctions that may be suffered by the counterparty as a consequence of the transaction. The terms of these indemnification agreements will vary based upon the contract. Management does not expect the potential amount of these counterparty payments to have a material effect on the Company’s financial position or operating results.

The Westaim Corporation
Notes to Consolidated Financial Statements

15	GUARANTEES (continued)

The Company has agreements to indemnify its Officers and Directors for certain events or occurrences while the Officer or Director is or was serving at the Company’s request in such capacity. The maximum potential amount of future payments is unlimited. However, the Company has Director and Officer insurance coverage that limits its exposure and enables the Company to recover a portion of any future amounts paid.

In addition, the Company has provided indemnification to third parties with respect to future site restoration costs to be incurred on properties previously owned by the Company. These estimated costs have been included in the provision for site restoration (Note 9).

16	PENSION PLANS

The Company maintains defined contribution pension plans for its salaried and hourly employees. These plans were funded $784 during the year ended December 31, 2003 (2002 – $1,117; 2001 – $1,311).

In 2003, the Company wound up the defined benefit pension plan and purchased annuities for pensioners and remaining plan members. The cost of these annuities amounting to $2,792 was funded through plan assets valued at $2,648 and a contribution by the Company of $144.

17	DERIVATIVE FINANCIAL INSTRUMENTS

In respect of its Ambeon Division, the Company hedges its exposure to contracted nickel sales, raw material purchases and certain produced inventory which are at price risk, through the use of nickel forward contracts traded Over the Counter with counterparties under terms governed by the London Metal Exchange (“LME”) policies. Settlements are based on LME prices, unless other prices are negotiated. At December 31, 2003 there were deferred gains of $101 and unrealized losses of $1,083 (2002 – deferred losses of $269 and unrealized losses of $75; 2001 – deferred gains of $195 and unrealized losses of $441) on these hedges which are offset by unrecognized gains in physical inventory and raw material costs.

The unrealized commodity positions at December 31, 2003 totaled 186 tonnes (2002 – 312; 2001 – 678) and expire on February 18, 2004.

From time to time, the Company reduces its exposure to foreign currency and interest rate fluctuations by entering into forward transactions. Gains are recognized upon realization, losses when identified, and both are included in interest income. At December 31, 2003, 2002 and 2001, there were no unrecognized gains or losses and no open foreign exchange contracts. The open positions at December 31, 2002, which expired in January 2003, were 61 Euro and $2,600 U.S. (2001 – 1,917 Euro and $5,947 U.S.).

At December 31, 2003, there were no open forward rate agreement contracts. At December 31, 2002, there were accrued losses on open forward rate agreement contracts of $290. The cumulative notional amount of these open positions at December 31, 2002 amounted to $100,000.

The Westaim Corporation
Notes to Consolidated Financial Statements

18	COMMITMENTS AND CONTINGENCIES

Commitments

The Company is committed to capital expenditures of $1,315 (2002 – $3,409; 2001 – $1,664) and to future annual payments under operating leases as follows:

2004	2005	2006	2007	2008
$1,011	$918	$544	$14	$14

Contingencies

The Company and its subsidiaries are party to legal proceedings in the ordinary course of their businesses. Management does not expect the outcome of any of these proceedings to have a material effect on the Company’s financial position or operating results.

19	FINANCIAL INSTRUMENTS

Fair value of financial instruments

The carrying value of the Company’s interest in financial instruments approximates their fair value. The estimated fair value approximates the amount for which the financial instruments could currently be exchanged in an arm’s length transaction between willing parties who are under no compulsion to act. Certain financial instruments lack an available trading market and, therefore, fair value amounts should not be interpreted as being necessarily realizable in an immediate settlement of the instrument.

Interest rate risk

Interest rate risk reflects the sensitivity of the Company’s financial results and condition to movements in interest rates. For 2003, a 1% decrease in interest rates would have reduced earnings before income taxes by $783 (2002 – $922; 2001 – $1,334). Conversely, a 1% increase in interest rates would have increased earnings before taxes by a similar amount.

Foreign currency risk

The Company is exposed to currency risks as a result of its export to foreign jurisdictions of goods produced in Canada. These risks are partially covered by purchases of goods and services in the foreign currency and by forward exchange contracts.

Credit risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments, accounts receivable, and forward contracts. Cash and short-term investments are placed with major financial institutions or invested in the commercial paper of large organizations. Concentrations of credit risk with respect to receivables are limited due to the large number of customers and their dispersion across geographic areas.

The Westaim Corporation
Notes to Consolidated Financial Statements

20	EARNINGS PER SHARE

In calculating earnings per share under the treasury stock method, the numerator remains unchanged from the basic earnings per share calculation as the assumed exercise of the Company’s stock options does not result in an adjustment to income. The reconciliation of the denominator in calculating diluted earnings per share is as follows:

	Year Ended	Year Ended	Year Ended
	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2001
Weighted average number of common shares outstanding – basic earnings per share	78,044,689	77,923,525	77,740,607
Effect of dilutive securities	130,654	17,550	3,032,981

Weighted average number of common shares outstanding – diluted earnings per share	78,175,343	77,941,075	80,773,588

The impact of all dilutive securities on earnings per share is anti-dilutive as at December 31, 2003, 2002 and 2001.

21	SEGMENTED INFORMATION

The Company is managed using two operating segments, which have been determined based on the nature of the products produced: Nucryst Pharmaceuticals and iFire Technology. Discontinued operations are disclosed separately (Note 3).

The Nucryst Pharmaceuticals segment researches, develops and commercializes wound care products and pharmaceutical products based on noble metal nanocrystalline technology. The iFire Technology segment has developed a proprietary flat-panel full color solid state display technology with applications in both the large screen and small graphic display markets.

The accounting policies of the reportable segments are the same as those described in Note 2. Included in other non-cash assets of $7,800 at December 31, 2003 (2002 – $13,300) are investments and future income tax assets that cannot be allocated to a particular segment. Non-cash assets excludes short-term investments.

			Depreciation		Non-cash
Year Ended		Divisional	and	Capital	Assets
December 31, 2003	Revenue	Loss	Amortization	Expenditures	Dec. 31, 2003
Nucryst Pharmaceuticals	$16,212	$(1,948)	$892	$1,827	$12,556
iFire Technology	911	(19,861)	2,693	8,424	20,544
Other	162	(1,284)	1,416	132	7,800

Continuing operations	$17,285	$(23,093)	$5,001	10,383	$40,900

The Westaim Corporation
Notes to Consolidated Financial Statements

21	SEGMENTED INFORMATION (continued)

			Depreciation		Non-cash
Year Ended		Divisional	and	Capital	Assets
December 31, 2002	Revenue	Loss	Amortization	Expenditures	Dec. 31, 2002
Nucryst Pharmaceuticals	$8,344	($6,985)	$554	$2,416	$9,759
iFire Technology	4,270	(16,915)	2,642	2,909	17,184
Other	13	(841)	1,035	727	13,300

Continuing operations	$12,627	$(24,741)	4,231	6,052	$40,243

			Depreciation
Year Ended		Divisional	and	Capital
December 31, 2001	Revenue	Loss	Amortization	Expenditures
Nucryst Pharmaceuticals	$9,835	$(6,220)	$408	$546
iFire Technology	4,271	(10,052)	2,874	1,459
Other	—	(708)	789	442

Continuing operations	$14,106	$(16,980)	$4,071	$2,447

Export Sales – Year Ended	2003	2002	2001
United States	$5,678	$5,095	$6,560
Europe	4,415	2,374	2,027
Asia	31	86	86

Continuing operations	$10,124	$7,555	$8,673

22	SUBSEQUENT EVENT

On January 30, 2004, iFire entered into a US$10 million loan agreement with Dai Nippon Printing Co., Ltd. (“DNP”) whereby DNP will partially fund the capital cost to upgrade iFire’s Toronto facility to enable pilot manufacturing of flat panel displays. The loan will be drawn down during 2004, carries a nominal interest rate, and is repayable on June 30, 2006.

23	RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) which conform in all material respects with those used in the United States (“U.S. GAAP”), except as set forth below:

a)	Reduction in the Carrying Value of Assets

In accordance with Canadian GAAP, in 2001 the Company assessed the recoverability of tangible and intangible assets related to the Coinage operating segment and the Ethylene Coating business. The

The Westaim Corporation
Notes to Consolidated Financial Statements

23	RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (continued)

Company projected that the undiscounted future net cash flows from use of these assets, together with their residual value, to be less than their carrying amounts. Accordingly, in December 2001, the Company recorded a provision for asset impairment totaling $34,687, representing the difference between the book value of these assets and the projected undiscounted future net cash flows from the use of these assets, and their residual values.

Under U.S. GAAP, in accordance with Statement of Financial Accounting Standards 121 “Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of “ (“SFAS 121”), an impairment loss is recognized when future undiscounted cash flows are less than the carrying amount of the asset. If this is the case, an impairment loss is measured as the amount by which the carrying amount of the asset exceeds its fair value. The Company determined that the impairment provision calculated under U.S. GAAP is not materially different than that calculated under Canadian GAAP and no adjustment was required.

b)	Derivative Instruments and Hedging Activities

Under U.S. GAAP, pursuant to SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), companies are required to record derivatives on the balance sheet as assets or liabilities measured at fair value. For those derivatives representing effective cash flow hedges of risks and exposures, unrealized gains or losses resulting from changes in the fair values are presented as a component of other comprehensive income (OCI) as defined in SFAS 130 “Reporting Comprehensive Income"(“SFAS 130”). To the extent certain derivatives do not represent effective hedges, unrealized gains or losses are included in the income statement for U.S. GAAP purposes.

Hedges against price risk exposure on contracted nickel sales and raw materials purchases as described in Note 17 are considered effective cash-flow hedges under SFAS 133. Management regularly measures the effectiveness of these hedges, with unrealized gains and losses reported in OCI for U.S. GAAP purposes. From time to time, the Company reduces its exposure to foreign currency and interest rate fluctuations by entering into forward transactions as described in Note 17. These transactions are not considered hedging activities under SFAS 133 and unrealized gains and losses are included in the income statement under U.S. GAAP. The adoption of SFAS 133 on January 1, 2001 resulted in a cumulative pre-tax increase to OCI of $295. This increase to OCI was attributable to gains on cash-flow hedges. The net gains on these cash-flow hedges were reclassified into earnings during the year ended December 31, 2001. As at December 31, 2003 the Company has recorded a charge to OCI with respect to cash-flow hedges amounting to $907 (December 31, 2002 – recovery $171; December 31, 2001 – charge $246).

c)	Gain on issuance of shares by subsidiary

In accordance with Canadian GAAP, the Company is required to account for gains and losses on the issuance of shares by a subsidiary as a component of income. Under U.S. GAAP, the effect of such dilution gains is recorded in equity as an increase in paid-in capital rather than as income.

The Westaim Corporation
Notes to Consolidated Financial Statements

23	RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (continued)

d)	Organization costs

In accordance with Canadian GAAP, organization costs may be deferred and amortized. Under U.S. GAAP, these costs are expensed as incurred. During 2001, the remaining organization costs were amortized under Canadian GAAP.

e)	Pension

Accounting for pension costs under U.S. GAAP differs from Canadian GAAP principally with respect to the choice of the discount rate used to calculate the projected benefit obligation and to the valuation of assets and related effects on pension expense. There is no significant effect on the Company’s financial statements as a result of this difference. In addition, under U.S. GAAP, the Company would have recorded an additional minimum liability for under-funded plans representing the excess of the accumulated benefit obligation over the pension plan assets, less the pension liability already recognized and the net unamortized prior service cost. Under SFAS 130 “Reporting Other Comprehensive Income” the increase in liabilities is charged directly to other comprehensive income. The Company wound up the defined benefit plan in 2003 and there will be no reconciling differences in future years.

f)	Subsidiary Stock-Based Compensation Plans

In late 2001, the CICA introduced new accounting and disclosure requirements with respect to stock-based compensation. Effective January 1, 2002, the Company’s subsidiaries’ SAR plans are subject to “variable plan accounting”, consistent with U.S. GAAP, where the net changes in the value of SARs is recognized as compensation expense over the SARs vesting period.

g)	Income Taxes

Under Canadian GAAP and U.S. GAAP, the impact of changes in income tax rates to the tax asset or liability account is reflected in the current year’s statement of operations. Under Canadian GAAP, the impact of the change is reflected when the legislation affecting the tax rate change is substantially enacted whereas the impact under U.S. GAAP is reflected when legislation is enacted. The Company determined that the combined corporate income tax rate under Canadian GAAP and U.S. GAAP is not materially different and no adjustment is required.

h)	Guarantees

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 expands the information disclosures required by guarantors for obligations under certain types of guarantees. It also requires initial recognition at fair value of a liability for such guarantees. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The

The Westaim Corporation
Notes to Consolidated Financial Statements

23	RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (continued)

disclosure requirements in the Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. Management has adopted the Statement and it has had no material impact on the Company’s results from operations and financial position.

The effect of the above differences on the Company’s financial statements is set out below:

Consolidated Balance Sheet	December 31, 2003		December 31, 2002
	Canadian	U.S.	Canadian	U.S.
	GAAP	GAAP	GAAP	GAAP
Accounts payable and accrued liabilities (b) (e)	$10,015	$10,997	$13,786	$14,526
Deficit	(249,815)	(260,324)	(215,317)	(225,826)
Other comprehensive income (loss) (b) (e)	—	982	—	(740)
Additional paid-in capital (c)	—	10,509	—	10,509

Shareholders' Equity	December 31, 2003	December 31, 2002
Canadian GAAP	$123,818	$158,214
Adjustments
Deferred share unit liability	782	210
Pension liability	—	(665)
Cash flow hedges	(982)	(75)

U.S. GAAP	$123,618	$157,684

The Westaim Corporation
Notes to Consolidated Financial Statements

23	RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (continued)

	Year Ended December 31
Consolidated Statement of Loss	2003	2002	2001
Loss from continuing operations
Canadian GAAP	$(36,858)	$(39,110)	$(16,020)
Adjustments
Futures contracts (b)	—	—	(119)
Amortization of organization costs (d)	—	—	125
Subsidiary SAR compensation (f)	—	—	2,363

Loss from continuing operations
U.S. GAAP	(36,858)	(39,110)	(13,651)
Income (loss) from discontinued operations
Canadian GAAP	2,360	(10,652)	(51,439)

Net loss applicable to common shareholders
U.S. GAAP	(34,498)	(49,762)	(65,090)
Other comprehensive income (loss)
Pension (e)	665	(332)	256
Cash flow hedges (b)	(907)	171	(246)

Net comprehensive loss – U.S. GAAP	$(34,740)	$(49,923)	$(65,080)

	Year Ended December 31
Loss Per Common Share	2003	2002	2001
Canadian GAAP
Continuing operations	$(0.47)	$(0.50)	$(0.21)
Net loss	$(0.44)	$(0.64)	$(0.87)
U.S. GAAP
Continuing operations	$(0.47)	$(0.50)	$(0.18)
Net loss	$(0.44)	$(0.64)	$(0.84)

	Year Ended		Year Ended		Year Ended
Consolidated Cash Flow Statement	December 31, 2003		December 31, 2002		December 31, 2001
	Canadian	U.S.	Canadian	U.S.	Canadian	U.S.
	GAAP	GAAP	GAAP	GAAP	GAAP	GAAP
Loss from continuing operations	$(36,858)	$(36,858)	$(39,110)	$(39,110)	$(16,020)	$(13,651)
Items not affecting cash:
Subsidiary SAR compensation	—	—	—	—	—	$(2,363)
Changes in non-cash working capital	$12,161	$12,161	$7,541	$7,541	$(7,515)	$(7,521)

The Westaim Corporation
Notes to Consolidated Financial Statements

23	RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (continued)

Stock-based compensation

U.S. GAAP, SFAS 123 “Accounting for Stock-Based Compensation” (“SFAS 123”) encourages that stock-based compensation be accounted for based on a fair value methodology. As permitted by the statement, and consistent with Canadian GAAP, effective January 1, 2002 the Company and its subsidiaries have elected to continue measuring compensation costs as the excess, if any, of the quoted market value of the stock at the date of the grant over the exercise price. As the exercise price of options granted by the Company and its subsidiaries is not less than the market value at the date of grant, no compensation expense is recognized.

There continues to be a difference between Canadian and U.S. GAAP for options issued by the Company and its subsidiaries prior to January 1, 2002, with respect to pro forma disclosure requirements. If compensation costs for the Company’s and its subsidiaries’ stock option plans had been determined based on the fair value methodology over the vesting period consistent with SFAS 123, the Company’s net loss and earnings per share would have been reduced to the pro-forma amounts indicated below:

	Year Ended December 31
	2003	2002	2001
Net loss applicable to common shareholders – U.S. GAAP	$(34,498)	$(49,762)	$(65,090)
Total stock-based employee compensation expense determined under fair-value based method for awards net of tax effects	(4,518)	(8,499)	(10,513)

Pro forma net loss applicable to common shareholders – U.S. GAAP	(39,016)	(58,261)	(75,603)
Loss per common share – U.S. GAAP
Continuing operations	(0.47)	(0.50)	(0.18)
Net loss	(0.44)	(0.64)	(0.84)
Pro forma
Continuing operations	(0.53)	(0.61)	(0.31)
Net loss	(0.50)	(0.75)	(0.97)

The fair value of each option grant by the Company and its subsidiaries was estimated using the Black-Scholes options pricing model assuming no dividends are to be paid on common shares, a risk free interest rate of 5.05% (2002 – 5.18%; 2001 – 5.52%), an average life of 7.0 years and a volatility for the shares of the companies of 59.8% (2002 – 59.5%; 2001 –57.5%). The amounts computed according to the Black-Scholes pricing model may not be indicative of the actual values realized upon the exercise of these options by the holders. The weighted average fair value of options granted in 2003 was $0.66 (2002 – $1.40; 2001 – $3.03).

The Westaim Corporation
Notes to Consolidated Financial Statements

23	RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (continued)

New Accounting Standards

SFAS 150

In May 2003, the FASB issued FASB Statement No.150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. SFAS 150 requires that those instruments be classified as liabilities in statements of financial position. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of SFAS 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. Adoption of this Statement did not have a material effect on the Company’s results of operations and financial position.

SFAS 149

In April 2003, the FASB issued FASB Statement No.149 “Amendment of SFAS No.133 on Derivative Instruments and Hedging Activities” (“SFAS 149”). The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. Adoption of this Statement did not have a material impact on the Company’s results of operations and financial position.

FIN 46

In January 2003, the FASB issued FASB Interpretation No.46 “Consolidation of Variable Interest Entities”, an interpretation of ARB No.51 (“FIN 46”). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The consolidation and disclosure provisions of FIN 46 are effective for variable interest entities created or entered into after January 31, 2003. In December 2003, the FASB issued FIN 46® to clarify some of the provisions of FIN 46 and to exempt certain entities from its requirements. FIN 46® revised the effective date of the consolidation and disclosure provisions for variable interest entities held or created on or after January 31, 2003 to its fiscal year beginning January 1, 2004. Adoption of this Standard is not expected to have a material effect on the Company’s results from operations and financial position.

SFAS 148

In December 2002, the FASB issued FASB Statement No.148 “Accounting for Stock-Based Compensation – Transition and Disclosure” (“SFAS 148”). This Statement amends FASB Statement No.123 “Accounting for Stock-Based Compensation” (“SFAS 123”), to provide alternative methods of transition to SFAS 123’s fair value method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS 123 to require prominent disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual financial statements. These amendments to the

The Westaim Corporation
Notes to Consolidated Financial Statements

23	RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (continued)

transition and annual disclosure requirements were effective for fiscal years ending after December 15, 2002. These rules are generally consistent with changes in Canadian GAAP as discussed in Note 2n to the consolidated financial statements.

SFAS 143

In July 2001, the FASB issued FASB Statement No. 143 “Accounting for Asset Retirement Obligations” (“SFAS 143”). SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. When the liability is recognized, a corresponding asset retirement cost is capitalized as part of the carrying value of the long-lived asset. The standard is effective for fiscal years beginning after June 15, 2002. The Company has evaluated the provisions of SFAS 143 and determined that the statement does not have any material impact on its results of operations and financial position. The Company continues to account for its site restoration liability under Statement of Position 96-1 “Environment Remediation Liabilities”, and the accounting treatment of the provision for site restoration is discussed in Note 2k to the consolidated financial statements.

24	COMPARATIVE FIGURES

Certain 2002 and 2001 figures have been reclassified to conform to the presentation of the current year.